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                                                                      EXHIBIT 5


                         [GABLE & GOTWALS LETTERHEAD]



                                  July 9, 1998


ONEOK, Inc.
100 West Fifth Street
Tulsa, OK  74103

                                      Re:      Amendment A-1 to the Form S-3,
                                               Registration Statement Under the
                                               Securities Act of 1933

Gentlemen:

         We are retained as regular counsel for ONEOK, Inc., an Oklahoma corporation (hereinafter called the "Company") which has filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, a Registration Statement on Form S-3 (including a Prospectus) relating to the registration of Three Million (3,000,000) shares of the Common Stock, par value $0.01 per share of the Company ("ONEOK Common Stock") for sale under the Direct Stock Purchase and Dividend Reinvestment Plan (the "Plan"), as more fully described in the Prospectus.

         We have examined (a) the above-mentioned Registration Statement which is being filed with the Securities and Exchange Commission; (b) the Certificate of Incorporation, as amended, and the By-laws of the Company; (c) the Plan; (d) the corporate actions taken by the Board of Directors of the Company; and (e) such other documents as we have considered relevant to the matters covered by this opinion.

         In connection with the foregoing, we wish to advise you as follows:

         1. The Company is a corporation validly organized and existing under the laws of the State of Oklahoma and is duly qualified to do business as a foreign corporation in the State of Kansas.

         2. The filing of the above-mentioned Registration Statement has been duly authorized by the proper corporate action on the part of the Company.



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         3. When the Certificate for the shares of original issue Common Stock of the Company to be purchased by the administrator of the Plan (the "Administrator") pursuant to the terms of the Plan, for the participants in the Plan, are paid for by the Administrator and have been executed by the proper officers of the Company, countersigned by the Transfer Agent and registered by the Registrar thereof, then, subject to compliance if any, with the securities or "Blue Sky" laws of the state in which shares are offered for sale, if any, the certificates for such shares will represent, and such shares shall constitute duly authorized, legally issued, fully paid, non-assessable, valid and legal shares of the ONEOK Common Stock in the hands of the owner thereof.

         We hereby consent to:

         1. Being named in the above-mentioned Form S-3 Registration Statement and the Prospectus which is being made a part thereof, and in any amendments thereto, under the caption "Experts," and "Legality," as counsel for the Company, passing upon legal matters in connection with the Common Stock and having reviewed the matters of law and legal conclusions under "Description of Common Stock" contained in said Prospectus which are included therein under our authority as experts.

         2. The filing of this opinion as an exhibit to the above-mentioned Form S-3 Registration Statement.

                                        Very truly yours,

                                        Gable & Gotwals



                                        By /s/ Donald A. Kihle
                                           ------------------------------
                                               Donald A. Kihle

DAK:bb




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